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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ________) and related Prospectus of Human Genome Sciences, Inc. for the registration of 1,590,824 shares (which is adjusted for the 2-for-1 stock split expected to be effective on October 5,
2000) of its common stock and to the incorporation by reference therein of our report dated February 9, 2000, with respect to the financial statements of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.




                                                           /s/ Ernst & Young LLP

McLean, Virginia
October 2, 2000